Exhibit 99.1

TeleNav Announces Amendments to Sprint and Tele Atlas Agreements

-Extends Sprint contract through December 31, 2012

-Provides updated financial outlook for fiscal 1Q11 and introduces full fiscal year 2011 guidance

Sunnyvale, Calif. – September 20, 2010 –TeleNav, Inc. (NASDAQ:TNAV), a leading provider of location-based services, or LBS, including voice guided navigation on mobile phones, autos and enterprise LBS, today announced that the Company entered into amendments to its Master Application and Services Agreement with Sprint, its largest customer, and its License Agreement with Tele Atlas, a supplier of map and point of interest content used in TeleNav’s services. As a result of the amendments, the Company is updating its outlook for the quarter ending September 30, 2010 and providing guidance for the full fiscal year ending June 30, 2011. The Company will host a conference call and webcast today at 2:00 p.m. PDT to discuss today’s announcement. Information on accessing the call and webcast are provided in this release.

Sprint Agreement Highlights

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The term of the amended agreement is extended from December 31, 2011 to December 31, 2012. Sprint’s right to terminate the agreement without cause has also been changed from December 31, 2010 to beginning June 30, 2012.

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TeleNav’s right to be Sprint’s preferred supplier of navigation applications is broadened and the preferred supplier rights are extended from December 31, 2010 to December 31, 2012. Sprint branded navigation services offered as part of a bundled offering will transition to TeleNav branded navigation services over time. In addition, bundle opportunities are expanded to include Sprint’s prepaid subscriber base.

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TeleNav will receive a guaranteed annual fixed fee from Sprint for navigation applications provided to subscribers in bundles with other Sprint services. The annual fee will change from year to year over the contract period and limits the maximum number of subscribers covered under such fee in a given year. TeleNav will recognize revenue for the aggregate annual fees monthly on a straight-line basis over the term of the agreement.

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TeleNav’s portion of the revenue sharing arrangements for monthly recurring charge navigation subscribers, enterprise LBS subscribers and revenue generated from mobile commerce services were increased, and will also apply to revenue generated from other premium services TeleNav may provide to bundled and other subscribers during the term of the agreement.

•	The amendments to the agreement are retroactively effective as of September 1, 2010

Tele Atlas Agreement Highlights

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TeleNav will now pay fees related to navigation services provided for Sprint’s bundled offerings as a percentage of fees collected from Sprint for basic navigation services and from mobile advertising and mobile commerce revenue generated thereon, rather than the previous arrangement based on monthly fees per user or per transaction fees.

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The term of the agreement remains unchanged and expires in July 2014; however, financial terms with respect to Sprint bundled offerings will expire in concert with the expiration of TeleNav’s agreement with Sprint for these services.

•	The amendments to the agreement are retroactively effective as of August 1, 2010.

“We are pleased to extend and expand our relationship with Sprint,” said HP Jin, president, CEO and co-founder of TeleNav. “It has always been our goal to increase our user base and retain those loyal end users. For the quarter ended June 30, 2010, TeleNav averaged more than 16 million paying end users, and this agreement will enable Sprint to bundle our popular navigation product on even more phones and under new service plans. Having a large user base serves as a great foundation for TeleNav to generate significant revenue from mobile advertising, mobile commerce and premium services. For example, we recently rolled out our advertising platform which supports a new advertising unit called Drive-to Rate. Some of our early advertisers are seeing great value and are paying premiums to have customers drive to their stores using our navigation services. In rolling out our TeleNav branded navigation services to Sprint’s bundle customers, we are strengthening our direct relationship with these end users, which enables us to further drive our innovation to bring ongoing compelling services to them”.

“Under the terms of our amended contract with Sprint, beginning September 1, 2010 our monthly revenue for bundled navigation services will decline as compared to recent months, but we will benefit from a minimum guaranteed revenue stream with our largest customer as well as the ability to further increase our user base and future revenue growth potential from sources such as mobile advertising, mobile commerce, premium services and enterprise LBS. We believe that this guaranteed minimum revenue arrangement will provide us with enhanced revenue visibility throughout the term of the agreement”, stated Douglas Miller, chief financial officer of TeleNav. “In addition, the amendment to our license agreement with Tele Atlas will help manage the cost of providing our bundled services to Sprint’s end users. We look forward to continuing our mutually beneficial relationships with each of these valued partners.”

Business Outlook

TeleNav is leaving unchanged guidance for the quarter ending September 30, 2010 despite a negative revenue impact from the amended agreement with Sprint in the month of September, and is providing guidance for the full fiscal year ending June 30, 2011.

Fiscal 1Q 2011 guidance:

•	Total revenue is expected to be approximately $50.0 million;

•	Gross margins are expected to be 80 percent;

•	Non-GAAP operating expenses are expected to increase 10% sequentially, excluding stock-based compensation;

•	GAAP net income is expected to be approximately $10.0 million;

•	GAAP diluted net income per share is expected to be approximately $0.22;

•	Non-GAAP net income is expected to be approximately $11.0 million;

•	Non-GAAP diluted net income per share is expected to be approximately $0.23;

•	Effective tax rate is expected to be 41 percent;

•	Weighted-average diluted shares outstanding are expected to be 45 to 46 million.

Full Fiscal Year 2011 guidance:

•	Total revenue is expected to be approximately $180.0 - $185.0 million;

•	Gross margins are expected to be 76%-78% percent;

•	Non-GAAP operating expenses, which exclude approximately $4.0-$5.0 million in stock-based compensation, are expected to be approximately $94.0-$97.0 million;

•	GAAP net income is expected to be approximately $23.0-$25.0 million;

•	GAAP diluted net income per share is expected to be approximately $0.50-$0.55;

•	Non-GAAP net income is expected to be approximately $25.0-$27.0 million;

•	Non-GAAP diluted net income per share is expected to be approximately $0.55-$0.60;

•	Effective tax rate is expected to be 41 percent;

•	Weighted-average diluted shares outstanding are expected to be 45 to 46 million.

The above information concerning TeleNav’s outlook for the fiscal quarter ending September 30, 2010 and fiscal year ending June 30, 2011 represents the Company’s outlook only as of the date hereof, and TeleNav undertakes no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Conference Call

The Company will host an investor conference call and live webcast today at 2:00 p.m. PDT (5:00 p.m. EDT) to discuss today’s announcement. To access the conference call, dial 1-888-668-1638 or 1-913-312-1469 and enter pass code 2463314. The webcast will be accessible on TeleNav’s investor relations website at http://investor.telenav.com/. A replay of the conference call will be available approximately two hours after its completion and will be available through Monday, September 27, 5:00 p.m. PDT. To access the replay, please dial 1-888-203-1112 or 1-719-457-0820 and enter pass code 2463314.

Use of Non-GAAP Financial Measures

TeleNav prepares its financial statements in accordance with generally accepted accounting principles for the United States (GAAP). The non-GAAP financial measures such as net income and earnings per share information for fiscal year 2011 and first quarter of fiscal year 2011 and similar periods from the prior year included in this press release are different from those otherwise presented under GAAP. The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

Stock-based compensation expense relates to equity incentive awards granted to our employees, directors, and consultants accounted for under GAAP. Stock-based compensation expense has been and will continue to be a significant recurring expense for TeleNav. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP net income.

Our non-GAAP tax rate differs from the GAAP tax rate due to the elimination of the tax rate effect of the GAAP stock compensation expenses that are being eliminated to arrive at the non-GAAP expenses.

TeleNav has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between quarters and fiscal year growth rates that are not influenced by certain non-cash charges and therefore are helpful in understanding TeleNav’s underlying operating results. These non-GAAP measures are some of the primary measures TeleNav’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies. Reconciliations of the GAAP to non-GAAP results are presented at the end of this press release.

Forward-Looking Statements

This press release contains forward-looking statements that are based on TeleNav’s management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning TeleNav’s anticipated or assumed future results of operations, the anticipated revenue and expenses resulting from the amendments to the Sprint and Tele Atlas contracts, and the demand for other TeleNav products by Sprint subscribers. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, fluctuations in TeleNav’s quarterly and annual operating results; the final accounting treatment of revenue and expenses resulting from the amendments to the Sprint and Tele Atlas agreements; TeleNav’s dependence on Sprint and AT&T for a substantial majority of its revenue; competition from other market participants who may provide comparable services to subscribers without charge; TeleNav’s inexperience in the automotive navigation market and other aspects of the location based services market, including mobile commerce; TeleNav’s ability to estimate and sustain or increase its profitability; TeleNav’s ability to attract, migrate and retain new wireless carriers and auto manufacturers; TeleNav’s ability to issue new releases of its products and services and expand its product portfolio; changes to current accounting policies which may have a significant, adverse impact upon TeleNav’s financial results; the introduction of new products by competitors or the entry of new competitors into the markets for TeleNav’s services and products; the impact of current or future intellectual property litigation and claims for indemnification and economic and political conditions in the US and abroad. We discuss these risks in greater detail in “Risk factors” and elsewhere in our Form S-1 and other filings with the U.S. Securities and Exchange Commission (SEC), which are available at the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

About TeleNav, Inc.

TeleNav, Inc. is a leading provider of consumer location-based services (LBS), enterprise LBS and automotive LBS. TeleNav’s solutions provide consumers, wireless service providers, enterprises and automakers with location-specific, real-time, personalized services such as GPS navigation, local search, mobile advertising, mobile commerce, location tracking and workflow automation. TeleNav’s technology is available across more than 500 types of mobile phones, all major mobile phone operating systems and a broad range of wireless network protocols. TeleNav’s service providers and partners include AT&T, Bell Mobility, Boost Mobile, China Mobile, Cincinnati Bell, Ford Motor Company, NII Holdings, Rogers, Sprint Nextel, Telcel, T-Mobile UK, T-Mobile USA, U.S. Cellular, Verizon Wireless and Vivo Brazil.

For more information on TeleNav, please visit www.telenav.com. Follow TeleNav on Twitter at www.twitter.com/telenav or on Facebook at www.facebook.com/telenav.

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Copyright 2010 TeleNav, Inc. All Rights Reserved.

“TeleNav,” the TeleNav logo, and “telenav.com” are registered and unregistered trademarks and/or service marks of TeleNav, Inc. Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

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Media Contacts:

Todd Witkemper

TeleNav, Inc.

408-990-1216

toddw@telenav.com

Investor Relations:

Cynthia Hiponia

The Blueshirt Group (for TeleNav)

408.990.1265

IR@telenav.com